BUCS FINANCIAL CORP


FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
---------------------                           --------------------------------
November 29, 2005
BUCS Financial Corp                             Contact: Mr. Herbert J. Moltzan
10455 Mill Run Circle                                    President and CEO
Owings Mills, Maryland                                   (410) 998-5304




                BUCS FINANCIAL CORP ANNOUNCES 10% STOCK DIVIDEND

         Owings Mills, Maryland -- BUCS Financial Corp, parent holding company of BUCS Federal Bank, Owings Mills, Maryland, today announced that the Company's Board of Directors had declared a 10% stock dividend. The stock dividend is payable on January 1, 2006 to stockholders of record as of December 19, 2005.

         Herbert J. Moltzan, President of the Company, stated that the Board of Directors "was very pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 80,196 shares, from 801,968 shares outstanding to 882,164 shares outstanding."

         The Company conducts its business through branch offices in Owings Mill, Maryland and Columbia, Maryland. As of September 30, 2005, the Company had total assets and stockholders' equity of $134.04 million and $11.06 million, respectively. The Company's stock is traded on the Over-the-Counter Market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board.



         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. BUCS Financial Corp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.